BRF S.A.

PUBLIC COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MATERIAL FACT

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), under CVM nº 358 terms, from January 03, 2002, in continuity with the Material Fact dated February 25, 2018, hereby informs its shareholders and the market in general that the Chairman of the Company´s Board of Directors convoked, on this date, an Extraordinary Board of Directors’ Meeting to be held on March 05, 2018, to appreciate the terms of the correspondence sent to the Company´s Board of Directors, by Caixa de Previdência dos Funcionários do Banco do Brasil – Previ and Petrobras Seguridade Social – Petros shareholders (in conjunction, “Applicants”) on 02.24.2018, and deliberate the requirement, from the Applicants, to convene an Extraordinary General Meeting.

The Company will promptly inform its shareholders and the market any new material information regarding the current Material Fact.

Sao Paulo, February 26, 2018.

Lorival Nogueira Luz Jr.

Chief Financial and Investor Relations Officer